EXHIBIT 99.1

Crescent Financial Corporation Announces First Quarter Earnings

CARY, N.C., April 16, 2008 (PRIME NEWSWIRE) -- Crescent Financial Corporation (Nasdaq:CRFN), parent company of Crescent State Bank of Cary, NC, today announced unaudited net income for the quarter ended March 31, 2008 of $1,000,000 or $.10 per diluted share compared with $1,466,000 or $.15 per diluted share for the prior year quarter. Earnings for the quarter were impacted by a contraction of net interest margin and the added expenses of continued franchise expansion.

Net interest income increased by 5% from $6.2 million in the first quarter of 2007 to $6.5 million in the current quarter. Average earning assets for the first quarter of 2008 increased by 21% or $137.8 million over the comparative period in 2007. The potential impact of earning asset growth was partially offset by the 300 basis point reduction in the Prime lending rate over the past year. The net interest margin, interest income less interest expense expressed as a percentage of average assets, declined by 54 basis points from 3.81% to 3.27%. The Company continues to experience strong loan demand and as a result, must rely on higher cost forms of money to fund balance sheet growth. The incremental cost of wholesale funds coupled with the competitive nature of loan pricing continues to cause downward pressure on net interest margin.

Non-interest income grew by $180,000 or 28% from $629,000 for the prior year quarter to $808,000 for the three months ended March 31, 2008. Fees earned on origination of brokered residential mortgage loans increased by $57,000 from $115,000 to $172,000. Revenues from service charges and other deposit related fees increased by $34,000 and earnings on cash value of bank owned life insurance and other miscellaneous fees increased by $15,000 and $9,000, respectively. During the quarter we benefited from the recovery of $72,000 from a deposit account previously written off in 2007.

Non-interest expenses increased by $801,000 or 19% from $4.2 million during the first quarter of 2007 to $5.0 million for the current year quarter. The Company has opened two new branch offices over the past twelve months and relocated one branch office to a larger, more favorable location, which have impacted both personnel and occupancy expense. Together, $515,000 of the total increase is attributable to these two areas with personnel increasing $400,000 and occupancy increasing $115,000. Other areas experiencing increases from the prior year quarter include FDIC insurance assessments, advertising and marketing, loan related collection fees and other professional fees.

The provision for loan losses was $806,000 for the first quarter of 2008 compared with $359,000 a year ago. As of December 31, 2007, the Company had $2.7 million of non-performing loans. During the first quarter, the majority of those non-accrual loans were foreclosed and moved to other real estate owned. Net charge-offs related to those loans were $654,000 or 0.38% of average loans on an annualized basis compared to $27,000 or 0.02% for the prior year quarter. At March 31, 2008, non-performing loans as a percentage of total loans is 0.04% and total non-performing assets as a percentage of total assets is 0.29% compared with 0.40% and 0.36%, respectively, at year end December 31, 2007. Management does not expect the volume of future charge-offs to continue at first quarter levels.

Crescent Financial Corporation reported total assets on March 31, 2008 of $881.1 million reflecting a 17% increase over total assets of $751.5 million on March 31, 2007. Total net loans increased by 21% from $578.9 million a year ago to $702.1 million at March 31, 2008. Total deposits increased 11% from $590.0 million to $653.2 million and total borrowings increased by 79% from $73.2 million to $131.2 million. Total stockholders' equity grew by 10% from $85.0 million to $93.3 million at March 31, 2008 due to earnings, the exercise of stock options and an improvement in the unrealized gain on available for sale securities.

Mike Carlton, President and CEO, stated, "First quarter earnings results did not meet our expectations due to the falling interest rate environment and cleaning up several problem loans identified as non-performing in the fourth quarter of 2007. The swift and pronounced reduction of short-term interest rates by the Federal Reserve caused a significant decline in our net interest margin. We are fortunate to be providing banking services in the faster growing communities of North Carolina and as a result, we continue to be pleased with the solid loan growth while maintaining high credit standards. Additionally, we are pleased to be able to report an increase in non-interest income, predominately through the originations of brokered residential mortgage loans. As we move into the remaining quarters of 2008, we will continue to identify and deliver financial products and services where the demand permits acceptable profit margins and where our company can exceed our customers expectations of quality and service."

Crescent State Bank is a state chartered bank operating thirteen banking offices in Cary (2), Apex, Clayton, Holly Springs, Southern Pines, Pinehurst, Sanford, Garner, Raleigh, Knightdale and Wilmington (2), North Carolina. Crescent Financial Corporation stock can be found on the NASDAQ Global Market trading under the symbol CRFN. Investors can access additional corporate information, product descriptions and online services through the Bank's website at www.crescentstatebank.com.

Information in this press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Crescent Financial Corporation's recent filings with the Securities Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.

 Crescent Financial Corporation
 Consolidated Balance Sheet
 (Amounts in thousands except share and per share data)
 (Unaudited)

                March 31,   Dec. 31,  Sept. 30,   June 30,   March 31,
                   2008      2007(a)     2007       2007       2007
                ---------  ---------  ---------  ---------  ---------
 ASSETS
 Cash and due
  from banks    $  14,088  $  12,048  $  13,127  $  14,350  $  12,731
 Interest earning
  deposits with
  banks               387        212        365      1,021        209
 Federal funds
  sold                467         97      4,054     16,664     13,158
 Investment
  securities
  available for
  sale at fair
  value            94,855     90,758     89,799     88,240     86,360
 Loans            710,545    675,916    651,652    608,318    586,148
 Allowance for
  loan losses      (8,425)    (8,273)    (8,190)    (7,536)    (7,277)
                ---------  ---------  ---------  ---------  ---------
   Net Loans      702,120    667,643    643,462    600,782    578,871
 Accrued interest
  receivable        3,268      3,762      3,721      3,422      3,263
 Federal Home
  Loan Bank stock   7,039      6,791      6,566      4,271      4,181
 Bank premises
  and equipment     9,966      8,094      6,921      6,923      6,710
 Investment in
  life insurance    9,210      9,123      9,035      8,947      8,858
 Goodwill          30,233     30,233     30,233     30,233     30,225
 Other assets       9,460      6,779      6,968      7,369      6,911
                ---------  ---------  ---------  ---------  ---------
   Total Assets $ 881,093  $ 835,540  $ 814,251  $ 782,222  $ 751,477
                =========  =========  =========  =========  =========

 LIABILITIES AND
  STOCKHOLDERS' EQUITY

 LIABILITIES
 Deposits
  Demand        $  65,890  $  69,368  $  72,653  $  81,181  $  74,127
  Savings          88,982    110,516    122,359    101,429     95,744
  Money market
   and NOW        106,109     80,316     88,295     97,146    101,088
  Time            392,240    345,231    312,320    338,057    319,050
                ---------  ---------  ---------  ---------  ---------
   Total
    Deposits      653,221    605,431    595,627    617,813    590,009

 Short-term
  borrowings       10,000     13,755     10,000         --     18,000
 Long-term debt   121,248    121,248    116,248     75,248     55,248
 Accrued expenses
  and other
  liabilities       3,286      3,447      3,273      3,118      3,179
                ---------  ---------  ---------  ---------  ---------

   Total
    Liabilities   787,755    743,881    725,148    696,179    666,436

 STOCKHOLDERS'
  EQUITY
 Common stock       9,496      9,405      9,336      9,187      8,302
 Additional
  paid-in capital  73,699     73,596     73,394     72,554     62,832
 Retained earnings  9,478      8,620      6,847      5,285     14,076
 Accumulated
  other compre-
  hensive loss        665         38       (474)      (983)      (169)
                ---------  ---------  ---------  ---------  ---------
   Total Stock-
    holders'
    Equity         93,338     91,659     89,103     86,043     85,041

   Total Liabil-
    ities and
    Stockholders'
    Equity      $ 881,093  $ 835,540  $ 814,251  $ 782,222  $ 751,477
                =========  =========  =========  =========  =========

   Ending shares
    outstanding 9,496,555  9,404,579  9,335,755  9,187,468  9,132,055
   Book value
    per share   $    9.83  $    9.75  $    9.54  $    9.37  $    9.31
   Tangible book
    value per
    share       $    6.53  $    6.42  $    6.19  $    5.95  $    5.87

 Crescent Financial Corporation
 Consolidated Income Statements
 (Amounts in thousands except share and per share data)
 (Unaudited)
                          For the three-month period ended
                -----------------------------------------------------
                March 31,   Dec. 31,  Sept. 30,   June 30,  March 31,
                   2008       2007       2007      2007        2007
                ---------  ---------  ---------  ---------  ---------
 INTEREST INCOME
 Loans          $  12,472  $  13,249  $  12,867  $  12,331  $  11,575
 Investment
  securities avail-
  able for sale     1,206      1,155      1,142      1,096      1,061
 Fed funds sold
  and other
  interest             44         14         86        175        121
                ---------  ---------  ---------  ---------  ---------
   Total Interest
    Income         13,722     14,418     14,095     13,602     12,757
                ---------  ---------  ---------  ---------  ---------
 INTEREST EXPENSE
 Deposits           5,709      5,782      6,121      5,965      5,561
 Short-term
  borrowings          117        182        149        209        290
 Long-term debt     1,372      1,421      1,016        859        662
                ---------  ---------  ---------  ---------  ---------
   Total Interest
    Expense         7,198      7,385      7,286      7,033      6,513
                ---------  ---------  ---------  ---------  ---------
   Net Interest
    Income          6,524      7,033      6,809      6,569      6,244

 Provision for
  loan losses         806        337        666        322        359
                ---------  ---------  ---------  ---------  ---------
    Net interest
     income after
     provision for
     loan losses    5,718      6,696      6,143      6,247      5,885
                ---------  ---------  ---------  ---------  ---------

 Non-interest
  income
   Mortgage loan
    origination
    income            172        116        146        135        115
   Service charges
    and fees on
    deposit accounts  381        355        336        322        348
   Gain/loss on
    sale of
    securities          0         --         --         --         --
   Gain/(loss) on
    disposal of
    assets             (9)       (65)        --         --         (1)
   Other              264        249        208        190        167
                ---------  ---------  ---------  ---------  ---------
    Total non-
     interest
     income           808        655        690        647        629

 Non-interest
  expense
   Salaries and
    employee
    benefits        2,804      2,460      2,476      2,535      2,404
   Occupancy and
    equipment         663        602        582        564        548
   Data processing    271        261        278        257        261
   Other            1,283      1,254      1,066      1,267      1,007
                ---------  ---------  ---------  ---------  ---------
    Total non-
     interest
     expense        5,021      4,577      4,402      4,623      4,220
                ---------  ---------  ---------  ---------  ---------
    Income before
     income taxes   1,505      2,774      2,431      2,271      2,294

 Income taxes         505      1,002        868        823        828
                ---------  ---------  ---------  ---------  ---------

     Net income $   1,000  $   1,772  $   1,563  $   1,448  $   1,466
                =========  =========  =========  =========  =========
 NET INCOME PER
  COMMON SHARE
   Basic        $    0.11  $    0.19  $    0.17  $    0.16  $    0.16
                =========  =========  =========  =========  =========
   Diluted      $    0.10  $    0.18  $    0.16  $    0.15  $    0.15
                =========  =========  =========  =========  =========
 WEIGHTED AVERAGE
  COMMON SHARES
  OUTSTANDING
   Basic        9,417,694  9,363,700  9,246,318  9,140,356  9,093,392
                =========  =========  =========  =========  =========
   Diluted      9,678,862  9,678,862  9,642,429  9,626,134  9,611,833
                =========  =========  =========  =========  =========

     Return on
      average assets 0.47%      0.85%      0.79%      0.76%      0.82%
     Return on
      average equity 4.32%      7.73%      7.04%      6.73%      7.06%
     Net interest
      margin         3.27%      3.64%      3.72%      3.73%      3.81%
     Allowance for
      loan losses
      to avg loans   1.19%      1.22%      1.26%      1.24%      1.24%
     Nonperforming
      loans to
      total loans    0.04%      0.40%      0.22%      0.10%      0.10%
     Nonperforming
      assets to
      total assets   0.29%      0.36%      0.21%      0.09%      0.10%

 (a) Derived from audited consolidated financial statements.

CONTACT: Crescent Financial Corporation
         Michael G. Carlton, President and CEO
         Bruce W. Elder, Vice President
         (919) 466-1005